Exhibit 99.1

Digital Recorders, Inc. Receives PIMS and AVL Order Through General Electric; DR Division Products to Benefit Washington State's Sound Transit Rail Fleet

    DALLAS--(BUSINESS WIRE)--May 4, 2005--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a market leader in transit, transportation, and law enforcement digital communications and audio enhancement systems, announced today that, through its Digital Recorders (DR) division based in Research Triangle Park, N.C., it has received an order valued at approximately $585,000 from GE Transportation through its Advanced Communications Systems division based in Hingham, Mass.
    The order will benefit the rail fleet of Sound Transit, which operates two commuter rail lines in the Tacoma-Seattle-Everett corridor in Washington State. Sound Transit has issued a contract to GE Transportation for closed-circuit television, passenger information management systems (PIMS), and global positioning satellite
(GPS)-based automatic vehicle location (AVL) systems. As a subcontractor to GE Transportation, the Company's DR division is delivering components to fulfill the contract's PIMS and AVL requirements.
    "The Company's DR division has developed competitive, leading-edge PIMS- and AVL-related products, the most recent of which is the Talking Bus(R) DR600(TM) series product, which entered the market last year. Through our relationship with GE Transportation - an organization that is highly respected and uniquely capable of integrating our products with larger systems in ways that exceed our independent abilities - we are further extending our transit market reach. In this case, that includes extending into rail vehicle applications," David L. Turney, the Company's Chairman, Chief Executive Officer and President, said.
    The portion of the Sound Transit rail fleet project contract awarded to the Company's DR division is valued at approximately $585,000 and is expected to be delivered in fiscal year 2005.
    The Company's DR division and GE Transportation are working together through a Teaming Agreement to deliver advanced technology systems integration projects.

    PROJECT PRODUCT INFORMATION

    The PIMS component supplied by the Company's DR division for the Sound Transit rail fleet project provides audible and visual announcements for passengers on-board the train. It consists of the Talking Bus(R) DR600(TM) Vehicle Logic Unit with a GPS-based AVL system along with variable-message signs located throughout the train. Together, these devices provide a variety of information for the passengers, including upcoming station information and passenger safety announcements. The GPS-based AVL consists of both on-board (mobile) hardware and software and fixed-end (stationary) software.

    ABOUT SOUND TRANSIT

    Sound Transit was created by the Washington State legislature to build a mass transit system that connects regional employment and population centers in King, Pierce, and Snohomish counties. The agency was legally formed in 1993, when the Councils in the three counties voted to participate in the authority. Sound Transit commuter trains run more than 80 miles each weekday from Everett and Tacoma into Seattle and back. For more information, go to www.soundtransit.org.

    ABOUT GE TRANSPORTATION

    GE Transportation's rail business (www.getransportation.com) is one of the world's leading suppliers to the railroad, transit, marine, stationary and mining industries, providing freight and passenger locomotives, motorized systems for mining trucks and drills, railway signaling and communications systems, value-added services and information technology solutions to its customers. With sales in excess of $2.5 billion, GE Transportation's rail business employs approximately 8,000 people worldwide.
    GE (NYSE:GE) is a diversified technology, media and financial services company dedicated to creating products that make life better. From aircraft engines and power generation to financial services, medical imaging, television programming and plastics, GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

    ABOUT THE DR DIVISION

    The Company's DR division develops and manufactures digital audio communications products for the transit industry. Products include: computer aided dispatch/automatic vehicle location systems; automatic vehicle monitoring systems; Talking Bus(R) automatic voice announcement systems; StealthMic(TM) vandal-resistant, hands-free microphone; and more. For more information about the Company's DR division, go to www.talkingbus.com.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a market leader in transit, transportation, and law enforcement and security digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transit communications products -TwinVision(R) and Mobitec(R) route destination signage systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer aided dispatch/ automatic vehicle locating and monitoring systems - enhance public transportation and mitigate security threats. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies around the globe detect, capture, arrest, and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning our future project revenues and completion and product delivery dates, as well as any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind expected revenues and project deliveries may not prove accurate over time as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com